Exhibit 99.3
8325 Six Forks Road
Raleigh, NC 27615
919-846-4100
800-444-5664
EnactMI.com

FOR IMMEDIATE RELEASE
April 30, 2025

Enact Announces 14% Increase to Quarterly Dividend and New $350 Million Share Repurchase Program

RALEIGH, N.C., April 30, 2025 – Enact Holdings, Inc. (Nasdaq: ACT) announced that its Board of Directors declared a quarterly dividend of $0.21 per common share, an increase of 14% from the prior quarter’s dividend. This dividend will be payable on June 11, 2025, to shareholders of record on May 19, 2025.

Additionally, Enact’s Board of Directors authorized a new share repurchase program under which the company may purchase up to $350 million of its common stock. The new share repurchase authorization is in addition to the company’s current $250 million share repurchase program, of which $6 million remains as of April 25, 2025.

“Our increased dividend and new share repurchase program reflect our continued commitment to creating value for our shareholders,” said Rohit Gupta, Enact’s President and Chief Executive Officer. “With today’s announcement, we have raised our quarterly dividend every year since its inception three years ago, underscoring the strength of our financial performance and confidence in our business. Going forward we will continue to take a thoughtful and disciplined approach to our capital allocation priorities.”

Enact’s new share repurchase program authorizes the purchase of up to $350 million of the company’s common stock utilizing a variety of methods, including open market purchases, and privately negotiated transactions, and may be made under Rule 10b5-1 and Rule 10b-18 trading plans, at such times and in such amounts as management deems appropriate. In support, Enact has entered into an agreement with Genworth Holdings, Inc. to repurchase its Enact shares as part of the program to maintain Genworth’s current ownership interest in Enact.

Enact expects the timing and amount of any share repurchases will be opportunistic and will depend on a variety of factors, including Enact’s share price, capital availability, business and market conditions, regulatory requirements, and debt covenant restrictions. The program does not obligate Enact to acquire any amount of common stock, it may be suspended or terminated at any time at the Company’s discretion without prior notice, and it does not have a specified expiration date.
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About Enact Holdings, Inc.
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders'

businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Investor Contact
Daniel Kohl
EnactIR@enactmi.com

Media Contact
Sarah Wentz
Sarah.Wentz@enactmi.com